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   Specimen Stock Certificate

     Incorporated Under the Laws of the State of Delaware




     RIVIERA GROUP, INC.

     Total Authorized Issue
     20,000,000 Shares Par Value $.0001 Each
     Common Stock

This is to certify that                     is the owner of
        fully paid and non-assessable
shares of the above corporation transferable only on the books of the Corporation by the holder hereof in person or by duly authorized Attorney upon surrender of the Certificate properly endorse.
Witness, the seal of the Corporation and the signatures of its duly authorized officers. Dated




Secretary                President